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                                                                    Exhibit 99.1
[LETTERHEAD OF TRUE NORTH]


Date:     December 15, 1997                                               NEWS
Contact:  Susan Geanuleas of True North Communications, 312/425-6570
          Rich Torrenzano of The Torrenzano Group, 212/681-1700 ext. 102
          Joele Frank of the Abernathy/MacGregor Group, 212/371-5999


          FOR IMMEDIATE RELEASE


              TRUE NORTH-PUBLICIS LEGAL ACTIONS MOVED TO DELAWARE
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              TRUE NORTH WILL PROCEED WITH BJKE SHAREHOLDER VOTE
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CHICAGO--True North Communications Inc. (NYSE: TNO), today announced that the preliminary injunction, placed against Publicis Communication last week, for interference with True North's shareholder vote on a proposed acquisition by merger with Bozell, Jacobs, Kenyon & Eckhardt, Inc. has been vacated by the U.S. Court of Appeals for the Seventh Circuit.

The Seventh Circuit vacated the preliminary injunction issued in U.S. District Court on December 10, on jurisdictional grounds without comment on the merits of True North's case. The Court of Appeals stated that the lawsuit must be heard by the Delaware Chancery Court based upon a forum selection clause in an agreement between True North and Publicis.

True North will be seeking a temporary restraining order against Publicis in the Delaware Court on Tuesday morning, December 16. True North still maintains Publicis is acting in violation of a May 19, 1997 Agreement, whereby it is committed to support the BJKE transaction. True North had pursued its injunction in Illinois on December 4, as a counterclaim in response to claims brought by Publicis in the same Illinois U.S. District Court on November 25.

The U.S. District Court for the Northern District of Illinois had issued a December 10 order enjoining Publicis and its related parties from attempting to interfere with the True North shareholder vote on BJKE in any way.


                                     -More-
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2/TRUE NORTH-PUBLICIS LEGAL ACTIONS MOVED TO DELAWARE
TRUE NORTH WILL PROCEED WITH BJKE SHAREHOLDER VOTE


Theodore Theophilos, True North's General Counsel, and Executive Vice President, issued the following statement, "We certainly will respect the Seventh Circuit's decision on jurisdiction. We're obviously disappointed by the ruling, but the District Court's ruling on the merits of our claims were not criticized by the Appellate Court; the facts are still the facts, and we will pursue our course quickly and without hesitation in Delaware."

True North will proceed to seek shareholder approval of the proposed transaction that would merge all BJKE operations with True North to form the world's sixth largest advertising holding company, with annual revenues expected to exceed $1.2 billion, and billings expected to exceed $12 billion.

Bruce Mason, Chairman and CEO of True North, commented on the Seventh Circuit's ruling, "The decision doesn't influence the statement we made last week ... that we viewed our divorce settlement with Publicis last May as final and irrevocable. After the years of acrimony, it is unfortunate the discord resurfaced in recent weeks. Despite Publicis' efforts, their actions cannot detract attention from the exceedingly strong global aspects of our combination with BJKE. We are extremely encouraged by the positive response we are receiving from our institutional and retail investors about the merits of the BJKE deal."

Mr. Mason continued, "True North management and the Board of Directors have recommended the BJKE transaction for its significant strategic and financial benefits to our company. We fully anticipate the combination will be immediately accretive to our earnings for 1998. Further, we know the combination of FCB's operations in 69 countries, plus Bozell Worldwide's operations in 53 countries, will make us much stronger globally."

True North Communications Inc. is one of the leading global communications companies, with operations in 69 countries. In 1996, its capitalized billings exceeded $8.2 billion. True North brands include: Foote, Cone & Belding, the largest advertising agency in North America; TN Technologies Inc.; and Associated Communications Companies.

This news release includes forward-looking statements that involve risks and uncertainties. Actual results may differ materially from results indicated in any forward-looking statements. The Company cautions that future results are subject to, and should be considered in light of, risks, uncertainties and other factors that may affect future results.


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